UNITED STATES OF AMERICA
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                         Commission File Number: 333-111832-02

                      SAXON ASSET SECURITIES TRUST 2004-2
              (Exact name of registrant as specified in its charter)

                       4880 Cox Road, Glen Allen, VA  23060
                                  (804) 967-7400
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               SAXON ASSET SECURITIES TRUST 2004-2, MORTGAGE LOAN
               ASSET BACKED NOTES AND CERTIFICATES, SERIES 2004-2
           CLASS AF-1, CLASS AF-2, CLASS AF-3, CLASS AF-4, CLASS AF-5, CLASS MF-1, CLASS MF-2, CLASS MF-3, CLASS MF-4, CLASS MF-5, CLASS MF-6, CLASS AV-1, CLASS AV-2, CLASS A-IO, CLASS MV-1,
          CLASS MV-2, CLASS MV-3, CLASS MV-4, CLASS MV-5, AND CLASS MV-6
           (Title of each class of securities covered by this Form)


                                     NONE
              (Titles of all other classes of securities for which a
            duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)    [X]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [ ]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  20

                            SEE ATTACHED CERTIFICATION


     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     DATE:  January 26, 2005     By:  /s/ Katherine M. Wannenmacher
                                 Katherine M. Wannenmacher
                                 Vice President
                                 Deutsche Bank Trust Company Americas,
                                 as Indenture Trustee

     Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                            ACCOUNT HOLDER CERTIFICATION

                SAXON ASSET SECURITIES TRUST 2004-2 MORTGAGE LOAN
               ASSET BACKED NOTES AND CERTIFICATES, SERIES 2004-2


                     Commission File Number:  333-111832-02

          I hereby certify that the following information is correct:

                                         CERTIFICATE HOLDERS
              NAME OF SECURITY           AS OF DECEMBER 31, 2004.

              CLASS AF-1                  1

              CLASS AF-2                  1

              CLASS AF-3                  1

              CLASS AF-4                  1

              CLASS AF-5                  1

              CLASS MF-1                  1

              CLASS MF-2                  1

              CLASS MF-3                  1

              CLASS MF-4                  1

              CLASS MF-5                  1

              CLASS MF-6                  1

              CLASS AV-1                  1

              CLASS AV-2                  1

              CLASS A-IO                  1

              CLASS MV-1                  1

              CLASS MV-2                  1

              CLASS MV-3                  1

              CLASS MV-4                  1

              CLASS MV-5                  1

              CLASS MV-6                  1


              TOTAL                       20


     Date:  January 26, 2005

                                  Deutsche Bank Trust Company Americas,
                                  not in its individual capacity,
                                  but solely as a duly authorized agent of the Registrant pursuant to the Sale and Servicing Agreement dated as of July 1, 2004.

                                  By:  /s/ Katherine M. Wannenmacher
                                  Katherine M. Wannenmacher
                                  Vice President
                                  Deutsche Bank Trust Company Americas,
                                  as Indenture Trustee